NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN’S 2012 ANNUAL MEETING OF STOCKHOLDERS

NEW YORK, NEW YORK (May 17, 2012) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) will hold its 2012 Annual Meeting of Stockholders today. Frederick M. Danziger, Griffin’s President and Chief Executive Officer, will update stockholders at the Annual Meeting on Griffin’s current activities. Mr. Danziger will state that Griffin Land, Griffin’s real estate business, has recently signed contracts for two potential land sales that would provide Griffin cash of approximately $8 million if both transactions are completed. Mr. Danziger will state that these two potential transactions reflect a sale of approximately 93 acres of undeveloped land, in Windsor, Connecticut, for $7 million in cash and a sale of approximately 14 acres of undeveloped land, also in Windsor, Connecticut, for approximately $1 million in cash. Mr. Danziger will state that each of these potential transactions are contingent upon obtaining final approvals, including the resolution of any appeals, from the town’s land use commissions for the buyers’ development plans for the sites. Mr. Danziger will report that the development plan for the sale of the 93 acre site has received town approvals, but they may be appealed. There is no guarantee that these land sales will be completed under their current terms, or at all.

Mr. Danziger will also state that, as previously reported, earlier this year Griffin Land closed on the sale of its warehouse in Manchester, Connecticut, which generated cash to Griffin of approximately $15.5 million. Mr. Danziger will report that Griffin Land attempted to acquire a replacement property with the proceeds from the sale of its Manchester warehouse, but did not do so because the pricing was considered to be high for the many properties Griffin Land evaluated. Mr. Danziger will state that as a result of not acquiring a replacement property, Griffin will owe some state income taxes on the gain on the sale of the Manchester warehouse, but any federal income taxes that would be due on that transaction are covered by tax loss carryforwards.

Mr. Danziger will report that the first building that Griffin Land is developing in the Lehigh Valley, a 228,000 square foot facility, is substantially enclosed and is expected to be ready for tenants by the end of June. Mr. Danziger will state that there have been interested lookers at this new building, but as yet there are no signed leases or preliminary agreements in place. Mr. Danziger will report that the market for industrial space in the Lehigh Valley appears to be quite active and Griffin Land remains optimistic that this will be a successful development. Mr. Danziger will state that Griffin Land would probably begin construction of the second building, which would be approximately 300,000 square feet, on our Lehigh Valley land as early as the fourth quarter of this year depending on the leasing success of the first building. Mr. Danziger will state that Michael Gamzon, Griffin’s Executive Vice President and Chief Operating Officer, found the undeveloped land for this building and has led the process of taking this project through approvals and into development.

Mr. Danziger will state that thus far this year, leasing of Griffin Land’s currently vacant space has not been as strong as Griffin Land had hoped. Mr. Danziger will state that there have been many prospective tenants requesting lease proposals, but that activity has not resulted in a significant amount of new leasing. Mr. Danziger will report that thus far this year, Griffin Land leased approximately 23,000 square feet of previously vacant warehouse/industrial space and has also leased approximately 8,000 square feet of previously vacant office space. Mr. Danziger will also report that thus far this year, Griffin Land has signed renewals for approximately 60,000 square feet of industrial space and Griffin Land has been advised that a lease for approximately 28,000 square feet of office space will be extended. Mr. Danziger will report that Griffin Land’s current vacancy rates, giving effect to all of the leasing noted above, are 14% for office space and 25% for warehouse/industrial space. This compares to 13% for office space and 26% for industrial space as of the year ended December 3, 2011 (adjusted to reflect the 2012 first quarter sale of the fully leased Manchester warehouse).

Mr. Danziger will state that at Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), spring sales were off to a strong start due to the unusually warm weather in early March but have now moderated, and that thus far this year there has been less in the way of surprises in inventory losses than the last few years, and sales and operating costs are in line with expectations. Mr. Danziger will state that a much better evaluation of Imperial’s results is expected to be available in June, as approximately two-thirds of its expected annual sales should have been made by then and Imperial will be better able to determine if there are any inventory losses at that time. Mr. Danziger will report that Imperial expects to benefit from its reduced and better balanced inventories, together with having greater quantities of color items available for sale, which have enabled Imperial’s selling prices to improve by approximately 5% thus far this year. Mr. Danziger will state that the pricing improvement also reflects continued increases in the percentage of Imperial’s sales to garden center customers as opposed to wholesalers or mass merchant customers.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the state of the real estate markets in which Griffin Land operates, the leasing of vacant space, the renewal of leases scheduled to expire this year, the acquisition of undeveloped land and/or buildings in the real estate business, completion of land sales that are currently under contract, construction of new facilities in the real estate business, expected leasing activity, 2012 operating results, pricing and cash flows of Imperial, increasing Imperial’s sales to its garden center customer segment and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 3, 2011. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.